EXHIBIT 21.1

SUBSIDIARIES OF THE REGEISTRANT

ReElement Technologies Corporation

Subsidiaries of the Registrant

September 30, 2023

The following is a list of the Company's subsidiaries as of September 30, 2023, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as defined in Regulation S-X of the United States Securities and Exchange Commission (17 CFR 210.1-02(w)).

Entity Name	Domestic Jurisdiction

Kentucky Lithium LLC	Delaware
Advanced Carbon Materials LLC	Indiana